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Exhibit 10.17

PRO-FAC COOPERATIVE, INC.
SEVERANCE PLAN

ARTICLE I.
Introduction and purpose of plan

1.1 Establishment of Plan

     PRO-FAC COOPERATIVE INC. (the “Employer”) hereby establishes this severance plan (the “Plan”), effective as of the 2nd day of July, 2007. The Plan shall be maintained for the exclusive benefit the employees listed on Schedule 1 (each the “Employee” and collectively the “Employees”).

1.2 Purpose of Plan

     The purpose of this Plan is to the Employee to provide an incentive to the Employees to continue employment with the Employer by offering a benefit payable upon severance from employment under certain circumstances.

ARTICLE II.
Definitions

     Whenever used in the Plan, the following terms shall have the meanings as set forth in this Article II unless a different meaning is clearly required by the context.

2.1 “Administrator” means the Executive Committee of the Employer’s Board of Directors, which shall administer the Plan. The Administrator has full responsibility for carrying out the purposes of this Plan.

2.2 “Beneficiary” means a person or persons designated by the Employee to receive distributions in accordance with Section 6.1. A Beneficiary’s right to (and the Administrator’s duty to provide to the Beneficiary) information or data concerning the Plan does not arise until the Beneficiary first becomes entitled to receive a distribution under the Plan.

2.3 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.4 “Plan” means the Pro-Fac Cooperative Severance Plan, as set forth herein.

2.5 “Plan Benefit” means the amount of the severance benefit determined pursuant to the terms and conditions of the Plan.

2.6 “Separation from Service” means the cessation of the Employee’s active employment with the Employer but shall not include periods for which the Employee is on Employer-approved leaves of absence. If an approved leave of absence is terminated by the Employer without resumption of the employment relationship, the Employee shall be treated as incurring a Separation from Service as of the date of termination of such leave.

ARTICLE III.
Contributions

3.1 Contributions

      Neither the Employer nor the Employee shall be required to contribute any amount to the Plan.

Exhibit 10.17 -cont.

ARTICLE IV.
Vesting and Distributions

4.1	Vesting

	(a)	The Employee shall be vested in the Plan Benefit upon the satisfaction of the both of the following conditions:

		(1)	the Employee shall not have Separated from Service prior to the date which is six (6) months after the liquidity event impacting the Employer’s investment in Birds Eye Holdings, LLC; and

		(2)	the cash or cash equivalent proceeds of the liquidity event shall meet one or both of the thresholds as set forth in Section 4.2 below.

(b)

For purposes of this Plan, the term “liquidity event impacting the Employer’s investment in Birds Eye Holdings, LLC” shall mean a transaction, regardless of the form of the transaction, under which the Employer’s investment in the units of ownership of Birds Eye Holdings, LLC is converted to cash or cash equivalents.

(c)

For purposes of this Plan, the term “cash equivalents” shall mean a promissory note or other instrument evidencing indebtedness which may be converted to cash upon demand to the obligor of such note or instrument, or a security which is freely transferable and is traded upon a nationally recognized securities exchange. Cash equivalents shall be valued for purposes of this Plan by the Administrator at the face value of any note or instrument evidencing indebtedness, or at the average of the opening and closing price of any security, net in either event of the expenses of converting the cash equivalent to cash, as reasonably determined by the Administrator.

4.2	Thresholds

(a)

The initial threshold under Section 4.1(a)(ii) shall be a dollar amount equal to the amount, reasonably determined by the Administrator as of the relevant date of determination, necessary to redeem the Employer’s retains, preferred stock including any cumulated and/or accrued dividends to the date of redemption, and common stock, as of a Dividend Payment Date for the Employer’s Class A cumulative preferred stock, as defined in the Employer’s certificate of incorporation; provided that such Dividend Payment Date is at least ninety (90) days after the date of the liquidity event impacting the Employer’s investment in Birds Eye Holdings, LLC.

(b)

The second threshold under Section 4.1(a)(ii) shall be a dollar amount equal to the amount, reasonably determined by the Administrator as of the relevant date of determination, necessary to redeem the Employer’s securities identified in Section 4.2(a) and the Employer’s special membership interests, as defined in the Employer’s certificate of incorporation, as of a Dividend Payment Date for the Employer’s Class A cumulative preferred stock, defined as set forth in subsection (a) of this Section 4.2.

Exhibit 10.17 -cont.

4.3	Determination of Plan Benefits and Distributions

	(a)	The total Plan Benefits shall be determined as follows:

		(1)	In the event the threshold under Section 4.2(a) is met, the total Plan Benefits shall be $100,000.

		(2)	In the event the thresholds under Section 4.2(a) and (b) are met, the total Plan Benefits shall be $200,000.

	(b)	The total Plan Benefit shall be allocated equally to each of the Employees who are vested under the Plan pursuant to Section 4.1.

(c)

Each Employee’s vested Plan Benefit shall be distributed to the Employee within thirty (30) days after the Employee’s Separation from Service after the date set forth in Section 4.1(a)(i); provided, however, that no Plan Benefit shall be payable to an Employee in the event the Employee’s employment is terminated for cause, as determined by the Administrator, death or disability.

4.4	Income Tax Withholding

     Distributions to the Employee pursuant to this Plan shall be subject to applicable federal and state income tax withholding as well as any required withholding for FICA or FUTA taxes.

AMENDMENT V.
Plan Administrator

5.1	Plan Administrator

The Administrator shall:

	•	determine the value of the Employee’s Plan Benefit;

	•	construe and enforce the terms of the Plan including the interpretation of the Plan documents and any documents related to the Plan’s operation;

	•	direct the distribution of the Employee’s Plan Benefit in accordance with the terms of the Plan;

	•	review and render decisions respecting a claim for (or denial of a claim for) a benefit under the Plan; and

	•	furnish the Employee with information which the Employee may require for tax or other purposes.

     The Administrator must exercise all of his powers, duties and discretion under the Plan in a uniform and nondiscriminatory manner. The Administrator shall have total and complete discretion to interpret and construe the Plan and to determine all questions arising in the administrative interpretation and application of the Plan. Any determination of the Administrator is final and binding upon the Employer and the Employee.

5.2 Ownership of the Plan Benefit

     Until actually distributed to the Employee, the Employee’s Plan Benefit is the sole property of the Employer and will not be held in trust for the Employee or as collateral security for the fulfillment of the Employer’s obligations under the Plan. The Plan Benefit is subject to the claims of the Employer’s general creditors and the Employee and/or her Beneficiary will not have any secured or preferred position with respect to the Plan Benefit or have any claim against the Employer except as a general creditor.

Exhibit 10.17 -cont.

AMENDMENT VI.
Beneficiary Designation

6.1 Beneficiary Designation

     Notwithstanding Section 4.3(c), the Employee, from time to time, may designate, in writing, any person(s) (including a trust or other entity), contingently or successively to whom the Administrator will distribute the Employee’s Plan Benefit in the event of death after the Employee’s Separation from Service but prior to the distribution of the Plan Benefit. The Employee may change the designated Beneficiary at any time, provided that an amended Beneficiary designation shall be given effect only if signed by the Employee and delivered to the Administrator prior to the Employee’s death.

6.2 No Beneficiary Designation

     If the Employee fails to name a Beneficiary in accordance with Section 6.1 of this Plan, or if the Beneficiary named by the Employee predeceases the Employee, then the Administrator will distribute the Employee’s Plan Benefit to the Employee’s surviving spouse or, if there is no surviving spouse, to the Employee’s estate.

6.3 Address for Notification

     The Employee must file with the Administrator from time to time, in writing, the Employee’s post office address and any change of post office address. Any communication, statement or notice addressed to the Employee at the Employee’s last post office address filed with the Administrator, or as shown on the records of the Employer, binds the Employee for all purposes of this Plan.

AMENDMENT VII.
Miscellaneous

7.1 No Assignment or Alienation

     The Employee does not have the right to commute, sell, assign, pledge, transfer or otherwise convey or encumber the right to receive any Plan Benefit. The distributions and rights under this Plan are non-assignable and non-transferable. Furthermore, the Employees interest in the Plan Benefit is not subject to attachment, garnishment, levy, execution or other legal or equitable process.

7.2 Effect on Other Plans

     This Plan does not effect benefits under any other retirement, pension or other benefit plan or system established for the benefit of the Employer’s employees, or in any investment the Employee may hold in Birds Eye Holdings, LLC, and participation under this Plan does not effect benefits receivable by the Employee under any such plan or system, except to the extent provided in such plan or system.

7.3 Unfunded Plan

     It is the intention of the parties hereto that this Plan shall constitute an unfunded arrangement for federal income tax purposes and for purposes of Title I of ERISA. All distributions to be made to the Employee pursuant to this Plan are to be made pursuant to and in accordance with the terms and conditions of this Plan.

7.4 Governing Law

     The laws of the State of New York will determine all questions arising with respect to the provisions of this Plan, except to the extent that federal law supersedes the laws of the State of New York.

Exhibit 10.17 -cont.

7.5 Employment Not Guaranteed

     Nothing contained in this Plan, or any modification or amendment to this Plan, gives the Employee any right to continue to employment, any legal or equitable right against the Employer, its agents, or the Administrator except as expressly provided by the Plan.

AMENDMENT VIII.
Amendment

8.1 Amendment by Parties

     The Employer may amend, modify or rescind this Plan without the consent of any other person, except that no such amendment, modification, or rescission shall serve to reduce any Plan Benefit vested pursuant to Section 4.1 of the Plan.

     IN WITNESS WHEREOF, the Employer has adopted this Plan effective as of the date first above written.

PRO-FAC COOPERATIVE, INC

By:	/s/ Peter R. Call
Name:	Peter R. Call
Title:	President

Exhibit 10.17 -cont.

Schedule 1

As of the effective date, the Employees are:

1.	Stephen R. Wright
2.	Kevin M. Murphy
3.	Shari Burgo
4.	Patrick O’Malley